EXHIBIT 99.1

China Marine Reports Second Quarter 2012 Financial Results

SHISHI, China, August 14, 2012 — China Marine Food Group Limited (NYSE MKT: CMFO) ("China Marine" or the "Company"), a manufacturer of Mingxiang® seafood-based snack foods, “Hi-Power” marine algae-based beverages and a distributor of frozen marine catch, today announced its financial results for its second quarter ended June 30, 2012.

Financial Summary

Second Quarter 2012 Results

	Q2 2012	Q2 2011	CHANGE
Net Sales	$61.3 million	$22.1 million	+177.7%
Gross Profit	$9.0 million	$7.2 million	+25.5%
Net Income	$-1.6 million	$1.0 million	-262.0%
Diluted EPS*	$-0.06	$0.03	-300.0%
Adjusted Net Income**	$-1.0 million	$2.2 million	-145.7%
Adjusted Diluted EPS**	$-0.03	$0.07	-142.9%

* Diluted EPS calculated for the period is based on 29.7 million shares on June 30, 2012 and June 30, 2011.

** Adjusted Net Income and Diluted EPS are non-GAAP calculations and do not include $0.6 million of non-cash, amortization of intangible assets related to the Company’s acquisition in Q2 2012 and Q2 2011, and $0.6 million of after-tax non-cash stock-based compensation expenses in Q2 2011. For more information about the non-GAAP financial measures contained in this press release, please see "About Non-GAAP Financial Measures" below.

"Our second quarter results reflect a rebound in demand for “Hi-Power” beverages and marine catch products and the revenues we can achieve with seafood trade, as we work to maintain our position in the market with consumers of our foods and beverages” explained Mr. Pengfei Liu, Chairman and CEO of China Marine. “As we discussed on our year-end 2011 earnings call, we are still feeling the lingering effects in consumer perception of food and beverage safety in seafood and canned beverages from two completely unrelated instances in Japan and Taiwan. As a result, we maintained an elevated level of investments in advertisements and promotions to communicate the safety and value of our products. While certain distributors have placed reorders as they restock inventories of our seafood snack foods, overall consumer demand for seafood snacks remained well below levels prior to the Japan disaster. However, sales have rebounded nicely during the second quarter this year.”

Second Quarter 2012 Results

Total net revenues in all segments for the quarter ended June 30, 2012, including Mingxiang®-branded seafood snack foods, “Hi-Power” beverages and marine catch, was $61.3 million, up 177.7% from $22.1 million in the prior year's period.

Seafood Snack Food Segment

China Marine’s sale of processed and packaged seafood snack foods generated $10.7 million in revenue, a 20.6% decrease from the second quarter of 2011 mainly due to consumers’ perception of food safety in relation to the nuclear radiation leaks in Japan which occurred in March 2011. Sales in Fujian province, the largest market for Mingxiang® seafood snacks, stabilized in the second quarter of 2012, with sales down 1.6% year-over-year compared to down 39.7% year-over-year in the first quarter of 2012. Seafood snack foods accounted for 17.4% of total revenues in the second quarter of 2012.

China Marine has maintained its product line of 27 Mingxiang®-branded seafood jerky snacks sold to consumers at retail locations. Gross profits margins for the seafood snack foods segment were 28.4% in the second quarter of 2012 compared to 27.2% in the same period last year as a result of reduction on headcount and the change in product mix to products with lower packaging costs. Retail points for seafood snack foods include major supermarket chains, convenience store chains, general food stores, campus canteens and local corner shops in Fujian, Zhejiang, Guangdong, Shandong and major prefectures like Shenzhen.

“Hi-Power” Beverage Segment

Revenues from the “Hi-Power” algae-based beverage line were $12.3 million in the second quarter of 2012, a 42.2% increase compared to $8.6 million in the second quarter of 2011. Sales were higher year-over-year in every market, including Fujian.

The total number of retail end-points for “Hi-Power” was 13,000 on June 30, 2012. “Hi-Power” beverages are sold and promoted in major international retailers such as Walmart®, China-based supermarkets like Trust-Mart®, convenience stores, bars, restaurants, school canteens and local corner stores which carry “Hi-Power” beverages, and certain locations where Mingxiang®-branded seafood products are also sold.

Gross margin was 38.2% in the second quarter of 2012, down 220 basis points from 40.4% in the same period last year due to higher raw materials and packaging costs. The Company outsources production, bottling and distribution to minimize its working capital and capital expenditures. China Marine continues to invest in sales and marketing, with various seasonal promotions including in store promotions and sporting event sponsorships, to drive trial and brand awareness.

Marine Catch Trade Segment

China Marine’s frozen marine catch business segment generated $38.3 million in the second quarter of 2012 compared to no sales in the same period a year ago. The Company purchases and sells marine catch to local fishermen on an opportunistic basis. Gross profits were $1.2 million in the marine catch business during the three months ended June 30, 2012, representing a 3.3% gross profit margin.

Consolidated costs of goods sold totaled $52.3 million for the quarter, or 85.4% of net revenues for the period ended June 30, 2012, which consists of the cost of raw materials, packaging materials, direct labor and manufacturing overhead.

Gross profit in the second quarter of 2012 was $9.0 million compared to $7.2 million in the second quarter of 2011. Consolidated gross margins were 14.6% for the second quarter of 2012, down from 32.4% for the three months ended June 30, 2011 due to significant sales of marine catch, which generate lower gross margins than the seafood snacks and “Hi-Power” beverage businesses.

Operating expenses in the quarter ended June 30, 2012 were $10.6 million compared to $5.9 million in the prior year’s period. The Company increased sales and marketing investments by approximately $4.8 million to $8.7 million in the second quarter of 2012 as a result of $3.7 million in advertising campaigns and $4.4 million in promotional costs to strengthen its brand position and improve market awareness.

Operating income in the second quarter of 2012 was a loss of $1.6 million compared to an operating profit of $1.2 million in the prior year’s period. Excluding the $0.6 million non-cash amortization expense related to the “Hi-Power” acquisition, operating loss was $1.0 million for the three months ended June 30, 2012.

Net income attributable to China Marine shareholders was a loss of $1.6 million in the three months ended June 30, 2012 compared to $1.0 million of net income in the same period a year ago. Earnings per share in the second quarter of 2012 were $0.06 net loss per share and $0.03 earnings per share in the prior year’s period.

Non-GAAP adjusted net loss of $1.0 million, or $0.03 net loss per share in the second quarter of 2012, compared to $2.2 million net income and $0.07 earnings per share in the same period last year.

First Half 2012 Results

	1H 2012	1H 2011	CHANGE
Net Sales	$76.4 million	$48.7 million	+56.7%
Gross Profit	$13.6 million	$16.8 million	-19.0%
Net Income	$-3.7 million	$6.6 million	-155.6%
Diluted EPS*	$-0.12	$0.23	-152.2%
Adjusted Net Income**	$-1.8 million	$8.4 million	-121.9%
Adjusted Diluted EPS**	$-0.06	$0.29	-120.7%

* Diluted EPS calculated for the period is based on 29.7 million shares on June 30, 2012 versus 29.3 million shares reported on June 30, 2011.

** Adjusted Net Income and Diluted EPS are non-GAAP calculations and do not include $1.3 million and $1.2 million of non-cash, amortization of intangible assets related to the Company’s acquisition in Q2 2012 and Q2 2011, respectively, and $0.6 million of after-tax non-cash stock-based compensation expenses in Q1 2012 and Q2 2011. For more information about the non-GAAP financial measures contained in this press release, please see "About Non-GAAP Financial Measures" below.

Net revenues for the six months ended June 30, 2012 were $76.4 million compared to $48.7 million in the corresponding period a year ago. Sales of Mingxiang®-branded seafood products, “Hi-Power” beverages and marine catch were $20.6 million, $17.5 million and $38.3 million, respectively.

Gross profits were $13.6 million during the first half of 2012, representing a gross margin of 17.8%. Operating expenses were $17.1 million for the six months ended June 30, 2012, up 93.0% compared to $8.9 million in the first half of 2011. The Company had an operating loss of $3.5 million in the first six months of 2012. Excluding $1.3 of non-cash amortization expenses related to prior acquisitions and $0.6 million of after-tax non-cash stock-based compensation expenses, non-GAAP operating loss was $1.6 million.

Reported net loss and net loss per share attributable to China Marine shareholders were $3.7 million and $0.12, respectively. Non-GAAP adjusted net loss was approximately $1.8 million and $0.06 net loss per share. The weighted average shares outstanding were 29.7 million shares.

Financial Condition

As of June 30, 2012, the Company had $17.4 million in cash compared to $0.6 million as of December 31, 2011. China Marine had $7.2 million of debt outstanding at June 30, 2012 as a result of short-term loans used for working capital needs. Cash flows from operations were $12.9 million during the first six months of 2012 compared to $27.0 million in the comparable period a year ago.

Working capital was $67.3 million as of June 30, 2012, down from $70.2 million as of December 31, 2011. The current ratio was 4.9 to 1 on June 30, 2012 compared to 9.0 to 1 on December 31, 2011. Accounts receivable were $57.3 million as of June 30, 2012 compared to $68.6 million as of December 31, 2011. The accounts receivable is mainly related to the marine catch business, which takes about 60 days to collect on average. Shareholder equity was $127.3 million.

Cold Storage Facility

The Company has commenced operating of its new 20,000 ton cold storage facility since the end of July, 2012 to take advantage of its proximity to the port where we obtain fresh marine catch to be processed into seafood products. Management intends to provide high standard, modernized cold storage, freezing and ice making services to the Group and third parties located close to the Shi Shi port through the exclusive cold storage facilities.

Second Quarter 2012 Conference Call

Mr. Pengfei Liu, CEO, and Mr. Marco Ku, CFO, will host the conference call. To attend the call, please use the dial in information below. When prompted, ask for the “China Marine Food Group call” and/or be prepared to provide the conference ID.

Date:	Wednesday, August 15, 2012
Time:	8:30 am Eastern Time US
Conference Line Dial-In (U.S.):	+1-877-317-6776
International Dial-In:	+1-412-317-6776
Conference ID:	“China Marine”
Webcast:

http://webcast.mzvaluemonitor.com/Home/Login/6be947e6-38d8-4ed1-b01f-5a69635b3ca0

Please dial in at least 10-minutes before the call to ensure timely participation.

A playback of the call will be available until 9:00 am ET on August 27, 2012. To listen, call +1-877-344-7529 within the United States or +1-412-317-0088 when calling internationally. Please use the replay pin number 10017323.

About China Marine

China Marine Food Group Limited is a food and beverage manufacturer of Mingxiang® seafood-based snack foods and "Hi-Power" marine algae-based health drinks, and a wholesaler of frozen marine catch in five provinces in the PRC. Founded in 1994, China Marine has grown steadily and positioned its Mingxiang® brand as a category leader in 3,200 retail food sales points and 13,000 beverage sales points in China. The Company has received "The Famous Brand" and "Green Food" awards. Located in Fujian province, it is one of the largest coastal provinces in the PRC and a vital navigation hub between the East China Sea and the South China Sea. The Company is committed to the highest standard of quality control with the ISO9001, ISO14001, HACCP certification and EU export registration.

Forward Looking Statements

This release contains certain "forward-looking statements" relating to the business of China Marine Food Group Limited and its subsidiary companies, which can be identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, concentration in a single customer, raw material costs, market acceptance, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. China Marine Food Group Limited is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About Adjusted Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements, which statements are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP adjusted net income, and non-GAAP adjusted diluted EPS. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s performance and liquidity by excluding certain expenses and expenditures that may not be indicative of "recurring core business operating results", meaning operating performance excluding non-cash amortization charges for intangibles and after-tax non-cash stock-based compensation expenses. China Marine believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to historical performance and liquidity as well as comparisons to competitors' operating results. The Company believes these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of the business.

- Financial Statements Follow -

CHINA MARINE FOOD GROUP LIMITED

CONDENSED CONSOLIDATED BALANCE SHEETS

(Currency expressed in United States Dollars (“US$”), except for number of shares)

	June 30, 2012	December 31, 2011
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$17,368,072	$586,914
Accounts receivable, net	57,319,283	68,643,678
Inventories	8,905,317	8,886,234
Prepaid expenses and other current assets	1,051,187	849,419

Total current assets	84,643,859	78,966,245

Property, plant and equipment, net	11,119,885	11,199,244
Land use rights, net	3,003,753	3,023,569
Construction in progress	24,203,941	22,923,143
Intangible assets, net	19,091,622	20,225,220
Goodwill	2,571,325	2,553,757

TOTAL ASSETS	$144,634,385	$138,891,178

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$7,164,482	$2,550,257
Accounts payable, trade	5,563,618	2,583,549
Amount due to a shareholder	46,794	50,361
Income tax payable	-	174,525
Accrued liabilities and other payables	4,540,463	3,424,288

Total current liabilities	17,315,357	8,782,980

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $0.001 par value; 1,000,000 shares authorized; 0 shares issued and outstanding as of June 30, 2012 and December 31, 2011	-	-
Common stock, $0.001 par value; 100,000,000 shares authorized; 29,697,976 shares issued and outstanding as of June 30, 2012 and December 31, 2011	29,698	29,698
Additional paid-in capital	50,074,952	50,074,952
Statutory reserve	9,696,177	9,696,177
Accumulated other comprehensive income	12,791,554	11,897,382
Retained earnings	54,370,185	58,053,435
Total China Marine Food Group Limited shareholders’ equity	126,962,566	129,751,644
Non-controlling interests	356,462	356,554
Total shareholders’ equity	127,319,028	130,108,198

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$144,634,385	$138,891,178

CHINA MARINE FOOD GROUP LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Currency expressed in United States Dollars (“US$”), except for number of shares)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011
Revenue, net
Processed seafood products	$10,657,284	$13,423,305	$20,560,387	$33,292,076
Marine catch	38,334,101	-	38,334,101	75,976
Algae-based beverage products	12,292,806	8,645,909	17,473,632	15,357,726
	61,284,191	22,069,214	76,368,120	48,725,778

Cost of revenue (inclusive of depreciation and amortization)
Processed seafood products	(7,630,558)	(9,762,761)	(14,901,293)	(22,886,407)
Marine catch	(37,086,105)	-	(37,086,105)	(47,350)
Algae-based beverage products	(7,592,003)	(5,155,255)	(10,806,254)	(9,028,359)
	(52,308,666)	(14,918,016)	(62,793,652)	(31,962,116)

Gross profit	8,975,525	7,151,198	13,574,468	16,763,662

Operating expenses:
Depreciation and amortization	(695,145)	(676,540)	(1,391,215)	(1,339,827)
Sales and marketing	(8,698,313)	(3,918,204)	(13,279,562)	(5,504,324)
General and administrative	(1,208,921)	(682,351)	(1,747,062)	(1,342,983)
Stock-based compensation	-	(663,374)	(667,246)	(663,374)

TOTAL OPERATING EXPENSES	(10,602,379)	(5,940,469)	(17,085,085)	(8,850,508)

(LOSS) Income FROm operations	(1,626,854)	1,210,729	(3,510,617)	7,913,154

Other income (expenses):
Subsidy income	15,866	-	15,866	-
Rental income	49,224	24,259	98,529	48,227
Interest income	28,672	46,219	61,721	67,383
Interest expense	(105,815)	-	(141,121)	-
(LOSS) Income before income taxes	(1,638,907)	1,281,207	(3,475,622)	8,028,764

Income tax expense	-	(269,694)	(207,720)	(1,399,495)

NET (LOSS) INCOME	(1,638,907)	1,011,513	(3,683,342)	6,629,269

Less: net loss attributable to non-controlling interests	46	74	92	118

Net (LOSS) income attributable to China Marine Food Group Limited	$(1,638,861)	$1,011,587	$(3,683,250)	$6,629,387

Other comprehensive income:
- Foreign currency translation gain	63,579	1,624,130	894,172	2,362,629

COMPREHENSIVE (LOSS) INCOME	$(1,575,282)	$2,635,717	$(2,789,078)	$8,992,016

Net (loss) income per share attributable to China Marine Food Group Limited
- Basic	$(0.06)	$0.03	$(0.12)	$0.23
- Diluted	$(0.06)	$0.03	$(0.12)	$0.23

Weighted average shares outstanding
- Basic	29,697,976	29,677,976	29,697,976	29,329,909
- Diluted	29,697,976	29,677,976	29,697,976	29,329,909

CHINA MARINE FOOD GROUP LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Currency expressed in United States Dollars (“US$”))

(Unaudited)

	For the Six Months Ended June 30,
	2012	2011
Cash flows from operating activities:
Net (loss) income	$(3,683,342)	$6,629,269
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,539,539	1,487,294
Reversal of doubtful accounts	(56,906)	(157,507)
Compensatory stock awards	-	2,646,000
Changes in operating assets and liabilities:
Accounts receivable	11,381,301	31,501,311
Inventories	(19,083)	(9,388,603)
Prepaid expenses and other current assets	(201,768)	(2,841,779)
Accounts payable, trade	2,980,069	(749,329)
Income tax payable	(174,525)	(537,004)
Accrued liabilities and other payables	1,116,175	(1,576,634)

Net cash provided by operating activities	12,881,460	27,013,018

Cash flows from investing activities:
Purchase of property, plant and equipment	(68,300)	(14,683)
Cash paid to construction in progress	(1,124,690)	(4,934,302)

Net cash used in investing activities	(1,192,990)	(4,948,985)

Cash flows from financing activities:
Repayment of amount due to a shareholder	(3,567)	(224,250)
Proceeds from short-term borrowings	7,171,530	-
Repayment on short-term borrowings	(2,570,327)	-

Net cash provided by (used in) financing activities	4,597,636	(224,250)

NET CHANGE IN CASH AND CASH EQUIVALENTS	16,286,106	21,839,783

Effect of exchange rate changes in cash and cash equivalents	495,052	948,819

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	586,914	15,556,772

CASH AND CASH EQUIVALENTS, END OF PERIOD	$17,368,072	$38,345,374

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for income taxes	$382,245	$1,936,499
Cash paid for interest	$141,121	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING TRANSACTIONS
Transfer from construction in progress to property, plant and equipment	$-	$1,807,283

For more information, please contact:

COMPANY
Marco Hon Wai Ku, CFO
Suite 815, 8th Floor
Ocean Centre, Harbour City
Tsimshatsui, Kowloon, HONG KONG
Tel:	+852-2111-8768
Email:	marco.ku@china-marine.cn
Web:	www.china-marine.cn

INVESTOR RELATIONS
John Mattio, SVP
MZ North America
Tel:	+1-212-301-7130
Email:	john.mattio@mzgroup.us
Web:	www.mz-ir.com